Exhibit 99.1
NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI BOARD OF DIRECTORS APPROVE SHARE
REPURCHASE PROGRAM

San Antonio, Texas – April 16, 2008 – ATSI Communications, Inc. (OTCBB: ATSX) today announced that its Board of Directors approved a share buyback plan allowing the Company to purchase up to $1 million of ATSI’s common stock. The shares will be bought through the open market through December 31, 2008 based on price and market conditions.

Arthur L. Smith, CEO of ATSI, commented, “We believe our stock is considerably undervalued and feel this is an appropriate action that demonstrates our resolve to improve the long term value of our Company. We are launching our first corporate buyback plan during a period of record financial performance for the Company that includes exceeding our projected cash flow from operations. Using excess cash to buyback our stock is a prudent move that we expect will yield excellent returns for the Company and its shareholders."

ATSI Communications, Inc. operates through its two wholly owned subsidiaries, Digerati Networks, Inc. and Telefamilia Communications, Inc. Digerati Networks, Inc. is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition. Telefamilia Communications provides specialized retail communication services that includes VoIP services to the high-growth Hispanic market in the United States. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.